EXHIBIT 99

NEWS
Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Samuel B. Hay III

President and Chief Executive Officer

Main Street Banks, Inc.

(770) 786-3441

MAIN STREET BANKS NAMES DAVID BROOKS AS CHIEF FINANCIAL OFFICER

ATLANTA, GA – May 6, 2005 – Main Street Banks, Inc. (Nasdaq: MSBK) announced today that David W. Brooks II is joining the company as executive vice president and chief financial officer. Brooks, 48, brings over twenty years of executive banking experience in finance and treasury to the position. An 18 year veteran of Wachovia Corporation, Brooks most recently served as Senior Vice President and Group Executive responsible for strategic planning, treasury policy and research, asset pricing, treasury risk management and Basel capital implementation in Charlotte, NC. His career with the former Wachovia Corporation also included responsibilities for treasury, funds transfer pricing, interest rate risk management, earnings forecasting, capital planning and balance sheet structure.

As chief financial officer, Brooks will be directly responsible for all of the company’s financial operations including accounting, treasury and finance. As part of the company’s senior management team, he will also provide direction to and influence over strategic direction and tactical implementation of all of the company’s operations. Brooks will also have responsibility for Main Street’s investor relations function.

“We are excited to have David Brooks joining us at Main Street,” said chief executive officer Samuel B. Hay III. “He has skills and experience in all areas of banking finance and treasury, combined with a particular interest in and affinity for balance sheet strategy and interest rate risk management. We are also fortunate that David brings a unique mix of size perspectives in banking, having worked for a small banking company early in his career.”

Prior to Wachovia, Brooks served for three years at First Union National Bank in Charlotte, NC where he was responsible for several financial and analytical functions including strategic planning, interest rate risk, pricing and forecasting. He also served for three years at Northwestern Bank in North Wilkesboro, NC with responsibilities in forecasting, interest rate risk management and branch operations.

Brooks earned his bachelor’s degree in Economics and his MBA in Finance from Appalachian State University in Boone, NC. He has served as a chairman of the BAI Treasury Commission, is a longstanding member of the North American Asset Liability Management Association and is a frequent speaker at national and regional conferences on banking strategy, funds management and asset/liability management.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.